Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-215915

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED November 9, 2018)

PURE BIOSCIENCE, INC.

1,572,941 shares of Common Stock

176,471 shares of Common Stock issuable upon the exercise of Outstanding Warrants

This prospectus supplement (the “Prospectus Supplement”) supplements our prospectus dated November 9, 2018 (the “Prospectus”), relating to the resale by selling stockholders named in the Prospectus of up to 1,749,412 shares of our common stock in connection with the resale of:

●	up to 1,572,941 shares of common stock issued to the selling security holders in the registrant’s private placement offering (the “Private Placement Offering”), which closed on December 1, 2016 and January 23, 2017 (the “Closings”); and

●	up to 176,471 shares of our common stock issuable upon the exercise of warrants issued to the selling security holders in the Private Placement Offering (the “2017 Warrants”).

The selling stockholders may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholders, refer to the section of the Prospectus entitled “Plan of Distribution.”

Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 13, 2018 (the “10-Q”). Accordingly, we have attached the 10-Q to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our business and an investment in our securities involve significant risks. See “Risk Factors” beginning on page 8 of the Prospectus, as supplemented, and included in this Prospectus Supplement to read about factors that you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is December 14, 2018